Amended and Restated Business Agreement
                      Franklin Templeton Distributors, Inc.
                 Allianz Life Insurance Company of North America

This agreement, originally entered into as of December 1, 1999, and as subsequently amended by an Addendum to Schedule C in 2000 (the 1999 Business Agreement) is amended and restated as of October 1, 2003 (this 2003 Restated Business Agreement) by and among Allianz Life Insurance Company of North America, a life insurance corporation organized under the laws of Minnesota, and its affiliates as applicable, (collectively Allianz), and Franklin Templeton Distributors, Inc., a California corporation, (FTDI) and its affiliates as applicable, (collectively Franklin).

                             Background Information

        This 2003 Restated Business Agreement is written in plain English to better reflect the goals of Franklin and Allianz and is to be interpreted in that spirit.

         Allianz and Franklin entered into an agreement dated July 30, 1987, and subsequent amendments and other agreements (Prior Agreements) under which, among other things, Franklin had the obligation and right to be the exclusive wholesaler of variable insurance product contracts issued by Allianz (referred to as Valuemark Products and comprised of Valuemark II/III/IV, VIP, Charter, and
Life), Franklin agreed not to wholesale other insurers' variable products, and the Franklin Valuemark Funds were the exclusive funds in those Valuemark Products.

         The parties entered into the 1999 Business Agreement to reflect their mutual decision: (1) to have an open and non-exclusive relationship; (2) to have a strategic relationship, reflected by the substantial number of Franklin advised mutual funds (referred to as Franklin Funds) in Allianz issued annuity variable products introduced after December 31, 1999 (referred to as Allianz Annuity Products) and Franklin's payments to Allianz; and (3) to protect the existing block of business in the Valuemark Products built up by both parties over the previous twelve years.

         The 1999 Business Agreement replaced all of the Prior Agreements, with three exceptions (Agreements Remaining After 1999): (1) the agreements relating to marketing support payments to Franklin; (2) the agreement for profit sharing related to Valuemark II and III dated as of January 1, 1996; and (3) the agreements related to the equal sharing of a 0.25% trail commission payable to broker/dealers for Valuemark II and III contracts sold from inception to February 2, 1997, which were amended by the 1999 Business Agreement.

         In view of their historical and close relationship, the current assets under management of approximately $5 billion that the relationship involves, and the anticipation of significant additional assets under management, the parties now seek to establish a special business arrangement by amending and restating the 1999 Business Agreement in this 2003 Restated Business Agreement to: (1) reflect their mutual decision to continue the open and non-exclusive strategic relationship and to protect the existing block of business in the Valuemark Products built up by both parties; (2) reflect the occurrence of events and passage of time periods provided for by the 1999 Business Agreement; and (3) provide for changes in the special business arrangement effective as of the date of this 2003 Restated Business Agreement.

         THEREFORE, in consideration of the terms and conditions set forth herein, the parties agree as follows:

1.       Prior Agreements Superceded and Replaced

Franklin and Allianz both agree that this 2003 Restated Business Agreement shall supercede and replace in their entirety all previous agreements, amendments, writings and understandings by and among the parties to this 2003 Restated Business Agreement and their affiliates concerning the subject matter of this Agreement including, without limitation, the Prior Agreements and the Agreements Remaining After 1999.

2.       Duties of, and Compensation to, Allianz

         2.1      General

                  2.1.1    Marketing and Sales

         Allianz agrees that the provisions regarding forms of distribution or service payment arrangements, 12b-1 payments, fund wholesale marketing allowances, and standards for determining fund wholesale marketing allowances shall be no less favorable to Franklin than to any other fund manager participating in any Valuemark or Allianz Annuity Products. In particular, Allianz agrees: (a) to provide no greater prominence to underlying funds advised or subadvised by entities other than Franklin (Non-Franklin Funds) than to the Franklin Funds in core advertising and marketing literature; (b) to provide no greater wholesaling support, on a relative basis, to Non-Franklin Funds than to the Franklin Funds; and (c) to compensate wholesalers in a manner which does not encourage or discourage allocation of Valuemark or Allianz Annuity Product assets to the Franklin Funds relative to the Non-Franklin Funds. Allianz agrees generally that its marketing and sales efforts shall in the aggregate be no less favorable to Franklin than to any other fund manager participating in any Valuemark or Allianz Annuity Products.

                  2.1.2    Nonsolicitation of Valuemark Contract Owners

         Allianz agrees that it shall not, directly or indirectly, contact or authorize any other person to contact owners of Valuemark Products which are invested in Franklin Funds for the purpose of soliciting surrender, exchange or termination of such contracts in a manner constituting systematic replacement of such contracts.

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         2.2      Administrative Services

Allianz agrees to provide administrative services on behalf of the Franklin Funds in the Allianz Annuity Products in accordance with Administrative Services Agreements as of even date with this 2003 Restated Business Agreement.

         2.3      Distribution Services

Allianz agrees to provide distribution, including servicing, under the terms of each Franklin Fund (excluding in all cases, the Franklin Money Market Fund) class 2's rule 12b-1 plan and the applicable Participation Agreements as of even date with this 2003 Restated Business Agreement.

         2.4      Asset Retention Services

Allianz agrees to provide asset retention services with respect to Valuemark Products including, but not limited to, the following: (i) Allianz will staff and deploy wholesalers to represent all Allianz issued annuity products, with a focus on both retention of the existing Valuemark business block and new annuity production; (ii) Allianz will staff and deploy internal wholesalers, who will also focus on conservation of the existing Valuemark business; (iii) Allianz will institute product enhancements and other special programs designed to conserve existing Valuemark business; (iv) Allianz will develop programs designed to encourage conservation of Valuemark business; and (v) Allianz will maintain and enhance the customer service and support capabilities for Valuemark clients and investment representatives.

3.       Duties of, and Compensation to, Franklin

         3.1      General

Franklin will use its best efforts to make available to Allianz Franklin Funds which issue class 2 shares with an available rule 12b-1 fee to compensate Allianz for servicing and/or distribution activities. This fee will be available to Allianz as long as it is available to Franklin. Franklin encourages Allianz to include in its agreements with registered broker-dealers a provision that compensation to such broker-dealer may be reduced if a Franklin Fund's rule 12b-1 plan is no longer effective, consistent with Franklin's practice in its agreements related to the distribution of its retail funds.

         3.2      Special Wholesaling Services

                  3.2.1    Wholesaling Support

         Franklin will provide wholesaling support for marketing or promoting the Franklin Funds available in the Valuemark and Allianz Annuity Products. The parties understand and agree that Franklin does not assume any responsibility to, and will not, wholesale the Valuemark Products or Allianz Annuity Products.

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                  3.2.2    Training of Wholesalers

         Franklin will conduct training of wholesalers of Allianz regarding the Franklin Funds' approach to investment management and specific fund positioning and sales techniques.

               3.2.3       Broker/Dealer Visits

         Allianz will provide sales information to Franklin with respect to the Valuemark and Allianz Annuity Products that are invested in the Franklin Funds. Franklin wholesalers will reinforce the Franklin Funds' investment management story with those broker/dealers as appropriate during their regular visits.

                  3.2.4    Wholesaler Match-Ups

         Franklin will assign wholesaler match-ups between FTDI and Allianz wholesalers working in the same territories. FTDI wholesalers will provide answers to questions and other support with regard to the Frankin Funds as reasonably requested by Allianz. In connection with this Franklin Fund support, FTDI wholesalers will not use any materials referring to Allianz or the Valuemark and Allianz Annuity Products without obtaining the prior consent of Allianz.

                  3.2.5    Payments to Franklin for Services

         In consideration of these special wholesaling services, Allianz shall pay to Franklin an amount equal to 0.10% of the premium payments made under Allianz variable insurance contracts and directed to Franklin Funds in the first full policy year.

4.       Equal Sharing of Certain Trail Commission for Valuemark II and III

Allianz and Franklin shall share equally the 0.25% trail commission payable to broker/dealers for Valuemark II and III contracts sold from the inception of those contracts until February 2, 1997. The commission benchmark shall be based solely on assets invested in Franklin Funds (excluding, in all cases, the Franklin Money Market Fund).

5.       Calculation and Payment of Fee

The fee provided for in Section 3.2.5 of this 2003 Restated Business Agreement will be paid in arrears for, and following, the three month periods ending in January, April, July and October (each, a "quarter") of each year. Franklin shall provide to Allianz an invoice for such payment as soon as is reasonably possible after the end of each such quarter. Such invoice shall indicate the amounts payable to Franklin under Section 3.2.5 of this 2003 Restated Business Agreement. Payment of the fee provided for in Section 3.2.5 shall be due no later than 30 days after such invoice is sent to Allianz by Franklin.

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6.       Confidentiality

During the term of this 2003 Restated Business Agreement and for a period of five years after its termination, Allianz and Franklin shall take reasonable steps to prevent disclosure of any confidential or proprietary information (the Information) of the other party which it receives, and shall use at least the same degree of care to avoid disclosure of such Information as it uses with respect to its own confidential or proprietary information. Information disclosed shall remain the property of the disclosing party, and nothing in this 2003 Restated Business Agreement shall be deemed as granting to the other party any express or implied license under any patent, copyright or other statutory right of the disclosing party, except as otherwise required by applicable law.

7.       Indemnification

Franklin and Allianz each agree to indemnify and hold the other party harmless from and against any and all losses, costs, damages, and expenses (including attorney's fees) which the other party may incur by reason of any demand or action by any person arising out of the gross negligence of the party in the performance of its duties under this 2003 Restated Business Agreement.

8.       Dispute Settlement

Any controversy relating to this 2003 Restated Business Agreement will be determined by arbitration in Minneapolis, Minnesota in accordance with the Commercial Arbitration Rules of the American Arbitration Association using arbitrators who will follow substantive rules of laws. The dispute will be determined by an arbitrator acceptable to both parties who will be selected within 7 days of filing of notices of intention to arbitrate. Otherwise, the dispute will be determined by a panel of three arbitrators selected as follows:
Within 7 days of filing notice of intention to arbitrate, an arbitrator, who will be an attorney admitted before the bar of any state of the United States, to preside over the panel. If either party fails to appoint an arbitrator, or if the two arbitrators do not name a third arbitrator within 7 days, either party may request the American Arbitration Association to appoint the necessary arbitrator(s) pursuant to its rules. Arbitrators will be compensated for their services at the standard hourly rate charged in their private professional activities. Each party will pay its own costs and expenses. Arbitration fees and expenses will be shared equally by the parties. Federal rules of civil procedure will apply. All testimony will be reasons for the decision. All parties agree to be bound by the results of this arbitration; judgment upon the award so rendered may be entered and enforced in any court of competent jurisdiction. To the extent reasonably practicable, both parties agree to continue performing their respective obligations under this 2003 Restated Business Agreement while the dispute is being resolved. All matters relating to such arbitration will be maintained in confidence.

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9.       Termination and Orderly Wind-Up

This 2003 Restated Business Agreement may be terminated upon ninety (90) days' written notice from one party to the other party. The parties agree to cooperate after termination to effect an orderly windup of the business.

10.      Notices

Any notice or other communication required or permitted hereunder shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class certified mail, postage prepaid, by Federal Express or similar courier service with courier fees paid by the sender or by facsimile addressed to such party at the address or facsimile number set forth below or such other address or facsimile number as may hereafter be designated in writing by the addressee to the address or listing all parties:

         If to Allianz:

         Allianz Life Insurance Company of North America
         5701 Golden Hills Drive
         Minneapolis, MN  55416
                  Attn:             Christopher Pinkerton, Senior Vice President
                  Telephone:        (612) 546-7386
                  Fax:              (612) 525-6090

         If to Franklin:

         Franklin Templeton Distributors, Inc.
         100 Fountain Parkway
         St. Petersburg, Florida  33716
                  Attn:             Peter Jones, President
                  Telephone:        (727) 299-7572
                  Fax:              (727) 299-8757

                  With a copy to:

                  Murray Simpson, General Counsel
                  Franklin Resources, Inc.
                  One Franklin Parkway
                  San Mateo, California  94403-1906

All such notices and other communications shall be deemed to have been received:
(a) in the case of personal delivery against proper receipt, on the date of such delivery; (b) in the case of mailing, on the fifth business day following the date of such mailing; (c) in the case of Federal Express or similar courier service, on the second business day following the date sent; and (d) in the case of confirmed facsimile, when received.

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11.      Miscellaneous

         11.1     Complete Agreement

This 2003 Restated Business Agreement is the complete and exclusive statement of the agreement between the parties as to its subject matter, which supercedes all proposals or agreements, oral or written, and all other communications or letters of intent between the parties related to the subject matter of this 2003 Restated Business Agreement.

         11.2     Modification or Amendment

This 2003 Restated Business Agreement may be amended or modified only by a written instrument executed by all parties.

         11.3     Interpretation

The headings contained in this 2003 Restated Business Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this 2003 Restated Business Agreement.

        11.4      Severability

In the event that any part of this 2003 Restated Business Agreement is declared by any Court or other judicial or administrative body to be null, void, or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this 2003 Restated Business Agreement shall remain in full force and effect.

         11.5     Governing Law

This 2003 Restated Business Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

         11.6     Waiver

No waiver by either party of any default by the other in the performance of any promise, term, or condition of this 2003 Restated Business Agreement will be construed to be a waiver by such party of any other or subsequent default in performance of the same or any other covenant, promise, term, or condition hereof. No prior transactions or dealings between the parties will be deemed to establish any custom or usage waiving or modifying any provision hereof.

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         11.7     Acts Beyond the Control of the Parties

No liability will result to either party, nor will either party be deemed to be in default, as a result of delay in its performance or from its nonperformance caused by circumstances beyond its control, including but not limited to: act of God, act of war, riot, epidemic, fire, flood, or other disaster, or act of government. Nevertheless, the party will be required to be diligent in attempting to remove such cause or causes.

         11.8     Non-Assignable

This 2003 Restated Business Agreement and the parties' rights, duties and obligations under this 2003 Restated Business Agreement are not transferable or assignable by any of them without the express, prior written consent of the other party hereto. Any attempt by a party to transfer or assign this 2003 Restated Business Agreement or any of its rights, duties or obligations under this 2003 Restated Business Agreement without such consent is void.

         11.9     Successors

This 2003 Restated Business Agreement shall inure to the benefit of and be binding upon Allianz and Franklin and their respective successors and permitted assigns. Nothing expressed or mentioned in this 2003 Restated Business Agreement is intended or shall be construed to give any person or corporation, other than the parties hereto and their respective successors and permitted assigns, any legal or equitable right, remedy or claim in respect of this 2003 Restated Business Agreement or any provision herein contained.

         11.10    Counterparts

This 2003 Restated Business Agreement and any amendment to it may be executed in one (1) or more counterparts. All of those counterparts shall constitute one (1) and the same agreement. Neither this 2003 Restated Business Agreement nor any amendment shall become effective until all counterparts have been fully executed and delivered.

         11.11    Survival

The provisions contained in Section 6 of this 2003 Restated Business Agreement shall survive the termination of this 2003 Restated Business Agreement for so long as any of the Franklin Fund shares remain as investment options in Valuemark Products or Allianz Annuity Products.

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IN WITNESS WHEREOF, Allianz and Franklin have caused this 2003 Restated Business
Agreement to be signed by them as of the date first written above.

ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA (ALLIANZ)


By: /s/ Christopher Pinkerton
      Christopher Pinkerton, Senior Vice President


FRANKLIN TEMPLETON DISTRIBUTORS, INC. (FRANKLIN)



By: /s/ Peter Jones
       Peter Jones, President


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